UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 22, 2013

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Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey	07005
(Address of principal executive offices)	(Zip Code)

(973) 265-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 8.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.04 by reference.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2013, Theron Odlaug, member of the Board of Directors and Chairman of the Compensation Committee of Unigene Laboratories, Inc. (the “Company”), gave notice of his resignation as a member of the Board of Directors. The resignation was effective as of May 22, 2013.

Section 8 – Other Events

Item 8.01	Other Events.

On May 14, 2013, the Company entered into an amended and restated letter agreement with Victory Park Management, LLC, as administrative and collateral agent (the “Agent”) for Victory Park Credit Opportunities, L.P., Victory Park Credit Opportunities Intermediate Fund, L.P., VPC Fund II, L.P., and VPC Intermediate Fund II (Cayman), L.P. (collectively, the “Lenders” and together with the Agent, the “VPC Parties”) pursuant to which the Lenders re-loaned to the Company $500,000 (the “Re-loan Note”) of asset sale proceeds used to make a mandatory prepayment of the Lender’s outstanding notes. On April 8, 2013 (the “Second Amendment Effective Date”), the Company entered into a Second Amendment to Amended and Restated Financing Agreement, by and among the Company and the VPC Parties (together with all exhibits and schedules thereto, and as amended from time to time, the “Second Amendment”). The Second Amendment evidenced the amendment of certain provisions of the Amended and Restated Financing Agreement dated as of March 16, 2010, by and among the Company, the Agent and the Lenders party thereto (the “Restated Financing Agreement”) as amended by the Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement, dated as of September 21, 2012, by and among the Company and the VPC Parties (the “Forbearance Agreement”) and the other agreements contemplated by the Second Amendment. The Restated Financing Agreement and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2010. The Forbearance Agreement and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on September 26, 2012. The Second Amendment and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on April 12, 2013. The Re-Loan Note and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on May 20, 2013.

On May 22, 2013 the Company was notified by the VPC Parties that certain events of default exist and are continuing under the aforementioned financing agreements with the VPC Parties, under which approximately $42 million in senior notes issued to the Lenders by Unigene are currently outstanding, including both principal and interest as of May 22, 2013. As a result, the VPC Parties retain the right to issue an event of default redemption notice under the financing agreement or to exercise any other remedies available under the financing agreement and related loan documents or under applicable law. Under Section 2.2 of the Restated Financing Agreement, for so long as any event of default is continuing, the unpaid principal amount of the notes bear interest at the default interest rate, which is the current interest rate under such agreement plus 3%.

On May 23, 2013, the Company received a Notice of Public Sale of Collateral Under Illinois Uniform Commercial Code (the “Notice”) from the Agent, which states that the Lenders will initiate a public UCC foreclosure sale on June 4, 2013, at 11:00 a.m. Central Time (the “Proposed Sale”), of all of the remaining personal property assets of the Company pledged as collateral under the financing agreement and related documents that include the Company’s Therapeutics strategic business unit (“Therapeutics SBU”), including such assets that are used or intended for use in connection with, or that are necessary or advisable to the continued conduct of, the Company’s Therapeutics SBU as currently being conducted.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ Ashleigh Palmer
Chief Executive Officer

Date: May 29, 2013